EXHIBIT 99.2

                        PAYMENT AND REDEMPTION AGREEMENT

         WHEREAS, Frederick Brewing Co. ("FBC") and Blue II, LLC ("Blue II") entered into a contract with Morgan-Keller, Inc. ("MK") for the construction of the Blue II building on Lot 13, Wedgewood Business Park, Frederick, Maryland ("Construction Contract"); and

         WHEREAS, Signet Bank/Maryland ("Signet"), the lender for FBC and Blue II, claimed a default under certain of the loan documents and refused to advance further payment for the construction work by MK; and

         WHEREAS, a Forbearance Agreement has been reached between Signet, FBC, Blue II and certain guarantors of the obligations of Blue II whereby Signet will advance funds to pay the moneys due to MK subject to certain conditions set forth therein; and

         WHEREAS, the parties hereto are entering into this Agreement in order to, among other things, facilitate the payment of funds to MK pursuant to the Forbearance Agreement.

         The parties hereto, for good and valuable consideration, the receipt of which is hereby acknowledged, intending to be bound, agree as follows:

         1. The total amount due and owing to MK pursuant to the Construction Contract, including all change orders and retainage, is $1,175,718.97.

         2. That sum shall be paid to MK as follows:

                  a. $839,532.18 by payments out of the remaining construction loan proceeds of $241,296.04 and FBC's construction escrow account of $598,236.14;

                  b. $20,971.89 by an assignment by FBC of its interest in the current balance of the construction escrow account, which is currently being held by Signet to support three letters of credit issued for the benefit of the Frederick County Commissioners


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to assure completion of certain site improvements and public improvements on and about the new brewery property;

                  c. $214.90 in cash by FBC out of current cash reserves; and

                  d. $315,000.00 by cash or certified check by FBC simultaneously with the payment by MK, or one or more of its principal shareholders, of $315,000.00 to FBC as payment for 630 shares of FBC Series A 8% Cumulative Convertible Preferred Stock ("preferred stock") at $500.00 per share.

         3. FBC will redeem, at the purchase price, the preferred stock issued pursuant to paragraph 2 above, if, when and to the extent that;

                  a. Sales of preferred stock by FBC in its presently contemplated private offerings result in a capital infusion in excess of $1,700,000; or

                  b. Claims against Harris, Smariga & Associates result in a recovery by FBC net of attorney fees and other actual out-of-pocket costs incurred by FBC in the course of pursuing those claims. FBC hereby undertakes to vigorously pursue its claims against Harris, Smariga and Associates.

         4. FBC and Blue II, on the one hand, and MK, on the other, hereby waive all claims against each other arising from or relating to the Construction Contract that arose prior to the date hereof, including, but not limited to, claims for untimely completion, challenges to change order amounts and claims for late payment. Notwithstanding the foregoing, FBC specifically reserves and does not waive any claims it may have under construction warranties, express or implied, which warranties run from MK, its subcontractors, or suppliers to MK or its subcontractors.

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         5. MK is entering into this Agreement based on the following express representations by FBC;

                  a. $336,186.84 is the Final Net Funding Deficiency as defined in the Forbearance Agreement, P. 4(a).

                  b. FBC, and the officer signing therefore, is authorized to enter into this Agreement, including but not limited to the agreement to redeem the preferred stock as set forth in paragraph 3 above, and that the sale and redemption of the preferred stock contemplated herein will not violate the preemptive or redemption rights of any current or future shareholder of FBC; and

                  c. Entry into and performance of this agreement will not violate any agreement between FBC and its lenders.

         6. MK and Blue II each represent that they and the persons signing on their behalf are authorized to enter into this Agreement.

         7. The Whereas clauses are an integral part of this Agreement.

         8. This Agreement shall be construed pursuant to the laws of the State of Maryland without regard to any rules of construction based on authorship.

         9. The date of this Agreement shall be the date of the last signature hereon.

                                          Frederick Brewing Company


                                          By:  /s/ Kevin Brannon
                                               ---------------------------
                                                   Kevin Brannon
                                                   Chief Executive Officer

                                          Date:    February 27, 1997


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                                           Blue II, LLC


                                           By:  /s/ Edward D. Scott
                                                ---------------------------
                                                    Edward D. Scott
                                                    Managing Member

                                           Date:    February 27, 1997




                                           Morgan-Keller, Inc.


                                           By:  /s/ Bradley Guyton
                                                ---------------------------
                                                    Bradley Guyton
                                                    Executive Vice President

                                           Date:    February 27, 1997



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